EXHIBIT 10.10.AX

8% CONVERTIBLE TERM NOTE

$100,000	January 9, 2003

        ELECTROPURE, INC., a California corporation, (the "Company"), for the value received, hereby unconditionally and absolutely promises to pay to the order of ANTHONY M. FRANK KEOGH PLAN UTA CHARLES SCHWAB & CO., INC., or holder (collectively, the "Holder"), upon presentation and surrender of this Note at its office at 23456 South Pointe Drive, Laguna Hills, California 92653, or such other place as the Company may, from time to time, designate, the sum of One Hundred Thousand ($100,000), in lawful money of the United States, on January 9, 2004, or if such day is not a regular business day, then on the next business day thereafter (the "Maturity Date").

        1.    CONVERSION.

        The Holder of this Note shall have the right, at its option, at any time up until 5:00 P.M. Los Angeles time on the fifth (5th) day immediately before the Maturity Date (except that, with respect to any portion of this Note which shall be called for prepayment, such right shall as to such portion terminate at 5:00 P.M. Los Angeles time on the fifth (5th) day immediately prior to the Prepayment Date (as defined in Section 2 hereof)), to convert all or any portion of the principal amount of this Note, including interest accrued thereon, subject to the terms and provisions of this Section 1, into common stock of Electropure, Inc. at the then fair market value (closing bid price) on the date of such conversion.

        2.    PAYMENTS AND PREPAYMENTS.

        (a)   All payments and prepayments of principal and interest shall be made in immediately available funds on or before the Maturity Date to the Holder at 101 Montgomery, San Francisco, California 94104.

        (b)   The unpaid principal amount of the Note from time to time outstanding shall bear interest from the date of this Note at the rate of Eight Percent (8%) per annum until paid. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

        (c)   The Company may prepay at any time in advance of the Maturity Date all or any part of this Note, plus accrued interest on the portion of the principal being prepaid. Interest on the portion of the Note prepaid shall cease to accrue on and after the date of such prepayment.

        3.    NOTICES TO NOTEHOLDER.

          So long as this Note shall be outstanding, if the Company (i) shall pay any dividend or make any distribution upon the Company Stock or (ii) shall effect a capital reorganization, reclassification of capital stock, consolidation or merger with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least